Exhibit 2

Execution Version

SHAREHOLDERS AGREEMENT

among

MILLER ENERGY RESOURCES, INC.

and

THE SHAREHOLDERS PARTY HERETO

dated as of

March 29, 2016

i

ii

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of March 29, 2016, is entered into among MILLER ENERGY RESOURCES, INC., a Tennessee corporation (the “Company”), the Initial Shareholders (as defined herein) and each other Person who after the date hereof acquires Common Stock of the Company and becomes a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the Initial Shareholders, the “Shareholders”).

RECITALS

WHEREAS, pursuant to the Joint Plan of Reorganization of Miller Energy Resources, Inc. and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code filed in the United States Bankruptcy Court for the District of Alaska (as amended and supplemented, the “Plan of Reorganization”), on the date hereof, the Company is issuing to the Initial Shareholders shares of Common Stock of the Company as more fully described in the Plan of Reorganization; and

WHEREAS, the Initial Shareholders and the other parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Annual Business Plan and Budget” has the meaning set forth in Section 2.04(b).

“Apollo Director” has the meaning set forth in Section 2.01(a).

“Apollo Shareholder” means, collectively, (a) Apollo Investment Corporation and (b) any investment funds or other entities sponsored, managed, or owned directly or indirectly by Apollo

Global Management, LLC to which any entity previously included in the definition of “Apollo Shareholder” Transferred Shares and which has become a party to this Agreement.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Board” has the meaning set forth in Section 2.01(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as filed on March 29, 2016 with the Secretary of State of the State of Tennessee and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Claimant” has the meaning set forth in Section 10.12(b).

“Common Stock” means the common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the preamble.

“Corporate Opportunity” has the meaning set forth in Section 5.02.

“Demand Shareholder” means any Initial Shareholder that was unable to sell all shares of Common Stock requested to be included in the Initial Public Offering pursuant to the rights set forth in Section 9.01.

“Director” has the meaning set forth in Section 2.01(a).

“Dispute” has the meaning set forth in Section 10.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Securities” means any Common Stock or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase shares of Common Stock issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company; (e) the Initial Public Offering; or (f) a stock split, stock dividend or any similar recapitalization, in each case, approved in accordance with the terms of this Agreement.

“Exercise Period” has the meaning set forth in Section 4.01(c).

“Exercising Shareholder” has the meaning set forth in Section 4.01(d).

“FINRA” has the meaning set forth in Section 9.04.

“Fiscal Year” means the period from January 1 to December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Highbridge Director” has the meaning set forth in Section 2.01(a).

“Highbridge Shareholder” means, collectively, (a) Highbridge Specialty Loan Sector D Investment Fund, L.P., (b) Highbridge Principal Strategies - Specialty Loan Institutional Fund III, L.P., (c) Highbridge Principal Strategies - NDT Senior Loan Fund, L.P., (d) Highbridge Specialty Loan Institutional Holdings Limited, (e) Lincoln Investment Solutions, Inc., (f) Highbridge Principal Strategies - Specialty Loan Fund III, L.P., (g) Highbridge Principal Strategies - Specialty Loan VG Fund, L.P. (h) Highbridge Aiguilles Rouges Sector A Investment Fund, L.P. and (j) any investment funds or other entities sponsored, managed, or owned directly or indirectly by Highbridge Principal Strategies, LLC (“HPS”), Highbridge Capital Management, LLC (“HCM”), or a controlled Affiliate of either HPS or HCM, in each case to which any entity previously included in the definition of “Highbridge Shareholder” Transferred Shares and which has become a party to this Agreement.

“Independent Director” means an individual who, at the time of determination (a) is not an employee or officer of the Company or any of its Subsidiaries, (b) has not been an officer of the Company or any of its Subsidiaries at any time in the previous 24 months, (c) is not an employee or Affiliate of an Initial Shareholder and (d) has not been an Affiliate of an Initial Shareholder at any time in the previous 24 months.

“Initial Public Offering” means the initial underwritten public offering of Common Stock, pursuant to an effective registration statement filed with the SEC under the Securities Act, which results in aggregate proceeds to the Company of at least $100,000,000, and after which the Common Stock is authorized and approved for listing on a national or foreign securities exchange.

“Initial Shareholders” means Apollo Shareholder and Highbridge Shareholder.

“Information” has the meaning set forth in Section 5.03(a).

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“New Securities” has the meaning set forth in Section 4.01(a).

“Non-Exercising Shareholder” has the meaning set forth in Section 4.01(d).

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Shareholder” has the meaning set forth in Section 3.02(a).

“Offering Shareholder Notice” has the meaning set forth in Section 3.02(b).

“Oil and Gas Properties” has the meaning set forth in Section 6.02(b).

“Organizational Documents” means the Bylaws and the Certificate of Incorporation.

“Other Proposed Sellers” has the meaning set forth in Section 9.01(b).

“Over-allotment Exercise Period” has the meaning set forth in Section 4.01(d).

“Over-allotment New Securities” has the meaning set forth in Section 4.01(d).

“Over-allotment Notice” has the meaning set forth in Section 4.01(d).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Piggyback Notice” has the meaning set forth in Section 9.01(a).

“Piggyback Registration” has the meaning set forth in Section 9.01(a).

“Piggyback Seller” has the meaning set forth in Section 9.01(a).

“Plan of Reorganization” has the meaning set forth in the recitals.

“Pre-emptive Pro Rata Portion” has the meaning set forth in Section 4.01(c).

“Pre-emptive Shareholder” has the meaning set forth in Section 4.01(a).

“Proposed Annual Business Plan and Budget” has the meaning set forth in Section 2.04(b).

“Proposed Transferee” has the meaning set forth in Section 3.03(a).

“Purchasing Shareholder” has the meaning set forth in Section 3.02(d).

“Registration Expenses” has the meaning set forth in Section 9.04.

“Registration Shareholder” has the meaning set forth in Section 9.04.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Request” has the meaning set forth in Section 10.12(b).

“Respondent” has the meaning set forth in Section 10.12(b).

“ROFR Notice” has the meaning set forth in Section 3.02(d).

“ROFR Notice Period” has the meaning set forth in Section 3.02(d).

“ROFR Rightholder” has the meaning set forth in Section 3.02(a).

“Sale Notice” has the meaning set forth in Section 3.03(b).

“SEC” means the United States Securities and Exchange Commission or any successor agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Shareholder” has the meaning set forth in Section 3.03(a).

“Shareholders” has the meaning set forth in the preamble.

“Special Board Vote” means (a) the affirmative vote of a majority of the entire Board, which must include, so long as an Initial Shareholder has the right to designate a Director to the Board pursuant to Section 2.01(a), the affirmative vote of at least one of the Directors designated by such Initial Shareholder, or (b) the unanimous written consent of the entire Board in lieu of a meeting.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-along Notice” has the meaning set forth in Section 3.03(c).

“Tag-along Period” has the meaning set forth in Section 3.03(c).

“Tag-along Sale” has the meaning set forth in Section 3.03(a).

“Tag-along Shareholder” has the meaning set forth in Section 3.03(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Stock or (b) is not an Affiliate of any Person who directly or indirectly owns or has the right to acquire any Common Stock.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person.

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.02(f).

ARTICLE II
MANAGEMENT AND OPERATION OF THE COMPANY

Section 2.01                            Board of Directors.

(a)                                 The Shareholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) initially consisting of five members (each, a “Director”), subject to adjustment as described in Section 2.01(b).  The Directors shall be elected to the Board in accordance with the following procedures:

(i)                                     Apollo Shareholder shall have the right to designate two Directors (the “Apollo Directors”), who shall initially be Daniel Vogel and Gerald Girardi;

(ii)                                  Highbridge Shareholder shall have the right to designate two Directors (the “Highbridge Directors”), who shall initially be Jeffrey Fitts and Don Demitrievich; and

(iii)                               The Chief Executive Officer of the Company shall be a Director.

After the date hereof, the Board may approve in accordance with Section 2.03 an increase in the size of the Board to seven Directors.  In such event, the number of Apollo Directors that Apollo Shareholder may designate will increase to three, at least one of which must an Independent Director, and the number of Highbridge Directors that Highbridge Shareholder may designate will increase to three, at least one of which must an Independent Director.

(b)                                 In the event any Initial Shareholder ceases to own at least 48% of the issued and outstanding Common Stock, but continues to own at least 25% of the issued and outstanding Common Stock, then (i) the number of Directors such Initial Shareholder shall have the right to designate pursuant to Section 2.01(a) shall be reduced by one, (ii) such Initial Shareholder shall cause one Director designated by it (which shall be the Independent Director, if any, designated by such Initial Shareholder) to resign, and (iii) the Directors remaining in office shall either (A) appoint an Independent Director (which may not be the Independent Director that resigned as a result of the operation of this provision) to fill such vacancy or (B) reduce the size of the Board to eliminate such vacancy.

(c)                                  In the event any Initial Shareholder ceases to own at least 25% of the issued and outstanding Common Stock, but continues to own at least 5% of the issued and outstanding Common Stock, then (i) the number of Directors such Initial Shareholder shall have the right to designate pursuant to Section 2.01(a) shall be one, (ii) such Initial Shareholder shall cause all but one of the Directors designated by it (which shall include the Independent Director, if any, designated by it, if such Director is then in office) to resign, and (iii) the Directors remaining in office shall either (A) appoint Independent Directors (which may not include an Independent Director that resigned as a result of the operation of this provision) to fill such vacancies or (B) reduce the size of the Board to eliminate such vacancies.

(d)                                 In the event any Initial Shareholder ceases to own at least 5% of the issued and outstanding Common Stock, then (i) such Initial Shareholder shall cease to have the right to designate any Directors pursuant to Section 2.01(a), (ii) such Initial Shareholder shall cause all of the Directors designated by it to resign, and (iii) the Directors remaining in office shall either (A) appoint Independent Directors (which may not include an Independent Director that resigned as a result of the operation of this provision) to fill such vacancies or (B) reduce the size of the Board to eliminate such vacancies.

(e)                                  Each Shareholder shall vote all shares of Common Stock over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the shareholders of the Company or by written consent in lieu of a meeting) to elect to the Board the Chief Executive Officer of the Company and any individual designated by an Initial Shareholder pursuant to Section 2.01(a).

(f)                                   Each Initial Shareholder shall have the right at any time to remove (with or without cause) any Director designated by such Initial Shareholder for election to the Board, and each other Shareholder shall vote all shares of Common Stock over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the shareholders of the Company or by written consent in lieu of a meeting) to remove from the Board any such Director. Except as provided in the preceding sentence, unless an Initial Shareholder shall otherwise consent in writing, no other Shareholder shall take any action to cause the removal of any Directors designated by such Initial Shareholder.

(g)                                  In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation (other than in accordance with Sections 2.01(b), (c) or (d)) or removal pursuant to Section 2.01(f)), the Initial Shareholder who designated such individual shall have the right to designate a different individual to replace such Director and each other Shareholder shall vote all shares of Common Stock over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the shareholders of the Company or by written consent in lieu of a meeting) to elect to the Board such individual.

(h)                                 Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. So long as an Initial Shareholder has the right to designate a Director to the Board pursuant to Section 2.01(a), any committee of the Board shall consist of at least one Director designated by such Initial Shareholder.

Section 2.02                            Meetings of the Board of Directors and Committees. So long as an Initial Shareholder has the right to designate a Director to the Board pursuant to Section 2.01(a), (a) at least one Director designated by such Initial Shareholder must be present at a meeting of the Board in order to constitute a quorum, and (b) at least one Director designated by such Initial Shareholder and who is a member of such committee must be present at a meeting of a committee of the Board in order to constitute a quorum.

Section 2.03                            Voting Arrangements. In addition to any vote or consent of the Board or the shareholders of the Company required by the Organizational Documents or Applicable Law, without a Special Board Vote, the Company shall not and shall not enter into any commitment to:

(a)                                 amend, modify or waive any provisions of this Agreement or any of the Organizational Documents, other than amendments or modifications which are required by Applicable Law;

(b)                                 effect a merger, consolidation, statutory share exchange, conversion or other corporate reorganization of the Company;

(c)                                  sell, pledge or otherwise transfer all or substantially all of the Company’s assets;

(d)                                 file a voluntary petition in bankruptcy or similar action in respect of the Company;

(e)                                  dissolve or liquidate the Company;

(f)                                   issue any equity securities, or securities convertible into or exchangeable for equity securities, or grant any option or right to purchase any equity securities, of the Company, or redeem or repurchase shares of capital stock, of the Company, except as expressly permitted by this Agreement;

(g)                                  in a single transaction or series of related transactions, make capital expenditures totaling in excess of $5.0 million, unless contained in the applicable Annual Business Plan and Budget;

(h)                                 in a single transaction or series of related transactions, acquire all or any part of the assets or stock of any entity for a purchase price in excess of $5.0 million, unless contained in the applicable Annual Business Plan and Budget;

(i)                                     incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other person in excess of $2.0 million in a single transaction or series of related transactions, or in excess of $5.0 million in the aggregate at any time outstanding;

(j)                                    make any loan, advance or capital contribution to, or investment in, any person in excess of $1.0 million, other than by the Company or a Subsidiary to or in the Company or a Subsidiary;

(k)                                 declare or pay any dividends, or adjust, split, combine or reclassify any of the capital stock of the Company;

(l)                                     enter into or amend, modify or waive any material term of (i) any employment agreement or arrangement with any officer of the Company or any Subsidiary, (ii) the compensation (including salary, bonus, deferred compensation or otherwise) or benefits of any officer of the Company or any Subsidiary, (iii) any stock option, employee stock purchase or similar equity-based plans, (iv) any benefit, severance or other similar plan or (v) any annual bonus plan or any management equity plan;

(m)                             approve or adopt any new benefit plan for employees, officers or directors, or materially amend any existing benefit plan for employees, officers or directors to increase the benefits provided thereunder, excluding amendments required by an existing agreement or by Applicable Law, and excluding routine benefit decisions required to be taken in the ordinary course of business;

(n)                                 approve a Proposed Annual Business Plan and Budget or materially amend an Annual Business Plan and Budget;

(o)                                 change the size of the Board; or

(p)                                 create or modify the authority of any committees of the Board.

Section 2.04                            Annual Business Plan and Budget.

(a)                                 The Initial Shareholders acknowledge that they have been provided and agree with the Annual Business Plan and Budget for Fiscal Year 2016.

(b)                                 On or before each November 15 during the term of this Agreement, management of the Company shall prepare and deliver to the Board a proposed business plan and budget for the next Fiscal Year in substantially the same format and level of detail of Exhibit B (each, a “Proposed Annual Business Plan and Budget”). The Board shall consider for approval each Proposed Annual Business Plan and Budget no later than December 15 prior to the applicable Fiscal Year.  Upon approval by the Board in accordance with this Agreement, a Proposed Annual Business Plan and Budget shall become the business plan and budget for the applicable Fiscal Year (the “Annual Business Plan and Budget”). If the Board shall fail to approve the Proposed Annual Business Plan and Budget for a Fiscal Year by the beginning of the applicable Fiscal Year, the Annual Business Plan and Budget for the immediately preceding Fiscal Year shall be continued until such time as the Annual Business Plan and Budget for such Fiscal Year is approved.

Section 2.05                            Management Incentive Plan.  The Board shall adopt and implement the Management Incentive Plan as described in the Plan of Reorganization.  The Board shall cause the Company to reserve at all times a number of authorized but unissued shares of Common Stock sufficient for issuance pursuant to the Management Incentive Plan.

Section 2.06                            Subsidiaries. With respect to any Subsidiary that is established in accordance with the terms of this Agreement, the Shareholders shall have the same management, voting and board of director representation rights with respect to such Subsidiary as the Shareholders have with respect to the Company. The Shareholders shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision.

ARTICLE III
TRANSFER OF INTERESTS

Section 3.01                            General Restrictions on Transfer.

(a)                                 Except as permitted pursuant to Section 3.01(b) or in accordance with the procedures described in Section 3.02 or Section 3.03, each Shareholder agrees that such Shareholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Common Stock.

(b)                                 The provisions of Section 3.01(a), Section 3.02 and Section 3.03 shall not apply to any of the following Transfers by any Shareholder of any of its Common Stock:

(i)                                     to an Affiliate of such Shareholder;

(ii)                                  to the Company;

(iii)                               to any Initial Shareholder; or

(iv)                              pursuant to a merger, consolidation or other business combination of the Company that has been approved in compliance with Section 2.03(b).

(c)                                  In addition to any legends required by Applicable Law, each certificate representing the Common Stock of the Company shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT.”

(d)                                 Prior notice shall be given to the Company by the transferor of any Transfer (whether or not a Transfer described in Section 3.01(b)(i) or (iii)) of any Common Stock. Prior to consummation of any Transfer by any Shareholder of any of its Common Stock, such party shall cause the transferee thereof (other than the Company or a Shareholder) to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Shareholder of any of its Common Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(e)                                  Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its

Subsidiaries to be deemed “plan assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(f)                                   Any Transfer or attempted Transfer of any Common Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Common Stock for all purposes of this Agreement.

Section 3.02                            Right of First Refusal.

(a)                                 If at any time a Shareholder (such Shareholder, an “Offering Shareholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Common Stock (the “Offered Shares”) owned by the Offering Shareholder and the Offering Shareholder desires to Transfer the Offered Shares to such Third Party Purchaser (other than Transfers made pursuant to Section 3.03), then the Offering Shareholder must first make an offering of the Offered Shares to each Initial Shareholder (each such Shareholder, a “ROFR Rightholder”) in accordance with the provisions of this Section 3.02.

(b)                                 The Offering Shareholder shall, within five Business Days of receipt of the offer from the Third Party Purchaser, give written notice (the “Offering Shareholder Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i)                                     the number of Offered Shares proposed to be Transferred by the Offering Shareholder;

(ii)                                  the identity of the Third Party Purchaser;

(iii)                               the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)                              the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 Business Days from the date of the Offering Shareholder Notice.

The Offering Shareholder Notice shall constitute the Offering Shareholder’s offer to Transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c)                                  By delivering the Offering Shareholder Notice, the Offering Shareholder represents and warrants to the Company and to each ROFR Rightholder that: (i) the Offering Shareholder has full right, title and interest in and to the Offered Shares; (ii) the Offering Shareholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d)                                 Upon receipt of the Offering Stockholder Notice, each ROFR Rightholder shall have ten Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Stockholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Notice, each such ROFR Rightholder (“Purchasing Stockholder”) shall be allocated the number of shares equal to the product of (x) the total number of Offered Shares and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Purchasing Stockholder as of the date of the Offering Stockholder Notice, by (B) the total number of shares of Common Stock owned by all of the Purchasing Stockholders as of such date.

(e)                                  Each ROFR Rightholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase the Offered Shares under this Section 3.02.

(f)                                   If no Shareholder delivers a ROFR Notice in accordance with Section 3.02(d), the Offering Shareholder may, during the 60 Business Day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed 90 Business Days to the extent reasonably necessary to obtain any Government Approvals (the “Waived ROFR Transfer Period”) and subject to the provisions of Section 3.03, Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Shareholder Notice. If the Offering Shareholder does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Shareholder sends a new Offering Shareholder Notice in accordance with, and otherwise complies with, this Section 3.02.

(g)                                  Each Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h)                                 At the closing of any Transfer pursuant to this Section 3.02, the Offering Shareholder shall deliver to the Purchasing Shareholders the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Shareholders by certified or official bank check or by wire transfer of immediately available funds.

Section 3.03                            Tag-along Rights.

(a)                                 If at any time a Shareholder who holds at least 50% of the Common Stock held by all Shareholders (the “Selling Shareholder”) receives a bona fide offer from any Third Party Purchaser (the “Proposed Transferee”) to purchase all (and not less than all) of the Common Stock owned by the Selling Shareholder and the Selling Shareholder desires to Transfer all of such Common Stock to such Proposed Transferee, each other Shareholder (each, a “Tag-along Shareholder”) shall be permitted to participate in such Transfer (a “Tag-along Sale”) on the terms and conditions set forth in this Section 3.03.

(b)                                 Prior to the consummation of any such Transfer of Common Stock described in Section 3.03(a), and after satisfying its obligations pursuant to Section 3.02, the Selling Shareholder shall deliver to the Company and each other Shareholder a written notice (a “Sale Notice”) of the proposed Tag-along Sale subject to this Section 3.03 no later than 10 Business Days prior to the closing date of the Tag-along Sale. The Sale Notice shall make reference to the Tag-along Shareholders’ rights hereunder and shall describe in reasonable detail:

(i)                                     the aggregate number of shares of Common Stock the Proposed Transferee has offered to purchase;

(ii)                                  the identity of the Proposed Transferee;

(iii)                               the proposed date, time and location of the closing of the Tag-along Sale;

(iv)                              the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v)                                 a copy of any form of agreement proposed to be executed in connection therewith.

(c)                                  Each Tag-along Shareholder shall exercise its right to participate in a Transfer of Common Stock by the Selling Shareholder subject to this Section 3.03 by delivering to the Selling Shareholder a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be Transferred by it no later than five Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Shareholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Shareholder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 3.03. The Selling Shareholder and each Tag-along Shareholder shall have the right to Transfer in a Transfer subject to this Section 3.03 the number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock then held by the Selling Shareholder or such Tag-along Shareholder, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Shareholders (including, for the avoidance of doubt, the Selling Shareholder).

(d)                                 Each Tag-along Shareholder who does not deliver a Tag-along Notice in compliance with Section 3.03(c) above shall be deemed to have waived all of such Tag-along Shareholder’s rights to participate in such Transfer, and the Selling Shareholder shall (subject to the rights of any participating Tag-along Shareholder) thereafter be free to Transfer to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Shareholder than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-along Shareholders.

(e)                                  Each Tag-along Shareholder participating in a Transfer pursuant to this Section 3.03 shall receive the same consideration per share as the Selling Shareholder after deduction of such Tag-along Shareholder’s proportionate share of the related expenses in accordance with Section 3.03(g) below.

(f)                                   Each Tag-along Shareholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Shareholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Shareholder, the Tag-along Shareholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Shareholder and each Tag-along Shareholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be pro rata based on the consideration received by the Selling Shareholder and each Tag-along Shareholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Shareholder and each such Tag-along Shareholder in connection with any Tag-along Sale.

(g)                                  The fees and expenses of the Selling Shareholder incurred in connection with a Tag-along Sale and for the benefit of all Shareholders (it being understood that costs incurred by or on behalf of the Selling Shareholder for its sole benefit will not be considered to be for the benefit of all Shareholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Shareholders participating in the Tag-along Sale on a pro rata basis, based on the aggregate consideration received by each such Shareholder; provided, that no Shareholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(h)                                 Each Tag-along Shareholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Shareholder.

(i)                                     The Selling Shareholder shall have 90 Business Days following the expiration of the Tag-along Period in which to Transfer the shares of Common Stock described in the Sale Notice, on the terms set forth in the Sale Notice (which such 90 Business Day period may be extended for a reasonable time not to exceed 120 Business Days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such 90 Business Day period, the Selling Shareholder has not completed such Transfer, the Selling Shareholder may not then effect a Transfer of Common Stock subject to this Section 3.03 without again fully complying with the provisions of this Section 3.03.

ARTICLE IV
PRE-EMPTIVE RIGHTS

Section 4.01                            Pre-emptive Right.

(a)                                 The Company hereby grants to each Initial Shareholder (each, a “Pre-emptive Shareholder”) the right to purchase its pro rata portion of any new Common Stock (other than any Excluded Securities) (“New Securities”) that the Company may from time to time propose to issue or sell to any party.

(b)                                 The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Pre-emptive Shareholders within five Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)                                     the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Common Stock, on a fully diluted basis, that such issuance would represent;

(ii)                                  the proposed issuance date, which shall be at least 20 Business Days from the date of the Issuance Notice; and

(iii)                               the proposed purchase price per share.

(c)                                  Each Pre-emptive Shareholder shall for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Pre-emptive Shareholder immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Company. Such Pre-emptive Shareholder’s election to purchase New Securities shall be binding and irrevocable.

(d)                                 No later than five Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Shareholder in writing of the number of New Securities that each Pre-emptive Shareholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Shareholder exercising its right to purchase its Pre-emptive Pro Rata Portion of the New Securities in full (an “Exercising Shareholder”) shall have a right of over-allotment such that if any other Pre-emptive Shareholder fails to exercise its right under this Section 4.01 to purchase its Pre-emptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Shareholder”), such Exercising Shareholder may purchase all or any portion of such Non-Exercising Shareholder’s allotment (the “Over-allotment New Securities”) by giving written notice to the Company setting forth the number of Over-allotment New Securities that such Exercising Shareholder is willing to purchase within five Business Days of receipt of the Over-allotment

Notice (the “Over-allotment Exercise Period”). Such Exercising Shareholder’s election to purchase Over-allotment New Securities shall be binding and irrevocable. If more than one Exercising Shareholder elects to exercise its right of over-allotment, each Exercising Shareholder shall have the right to purchase the number of Over-allotment New Securities it elected to purchase in its written notice; provided, that if the over-allotment New Securities are over-subscribed, each Exercising Shareholder shall purchase its pro rata portion of the available Over-allotment New Securities based upon the relative Pre-emptive Pro Rata Portions of the Exercising Shareholders.

(e)                                  The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(c) and Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 Business Days after the expiration of the Over-allotment Exercise Period (subject to the extension of such 30 Business Day period for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Shareholders in accordance with the procedures set forth in this Section 4.01.

(f)                                   Upon the consummation of the issuance of any New Securities in accordance with this Section 4.01, the Company shall deliver to each Exercising Shareholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Shareholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Shareholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

ARTICLE V
COMPETITIVE ACTIVITIES, CORPORATE OPPORTUNITIES AND CONFIDENTIALITY

Section 5.01                            Competitive Activities.  No Shareholder or Affiliate or Representative thereof shall be expressly or implicitly restricted or proscribed pursuant to this Agreement from engaging in other activities for profit or possessing interests in other Persons, whether competitive with the business of the Company, any of its Subsidiaries or joint ventures or any other Shareholder or any Affiliate thereof.

Section 5.02                            Corporate Opportunities.  Except as otherwise provided in the second sentence of this Section 5.02, (a) no Shareholder or any of its Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 5.02, have an interest or expectancy (a “Corporate Opportunity”), and (b) no Shareholder or any of its Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company.  The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or Director of the Company, whether or not such individual is also an officer or Director of a Shareholder, if such opportunity is expressly offered to such Person in his or her capacity as an officer or Director of the Company. The Shareholders hereby recognize that the Company reserves such rights.

Section 5.03                            Confidentiality.

(a)                                 Each Shareholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Shareholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Shareholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Shareholders, (vi) to such Shareholder’s Representatives that in the reasonable judgment of such Shareholder need to know such Information; or (vii) to any potential transferee in connection with a proposed Transfer of Common Stock from such Shareholder as long as such transferee agrees to be bound by the provisions of this Section 5.02 as if a Shareholder, provided, further, that in the case of clause (i), (ii) or (iii), such Shareholder shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b)                                 The restrictions of Section 5.03(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Shareholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Shareholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Shareholder without use of the Company’s Information or (iv) becomes available to the receiving Shareholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Shareholder or any of their respective Representatives, provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Shareholder or any of its Representatives.

ARTICLE VI
INFORMATION RIGHTS

Section 6.01                            Financial Statements.  In addition to, and without limiting any rights that a Shareholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Shareholder, the following information:

(a)                                 As soon as available, and in any event within 90 days after the end of each Fiscal Year, the audited balance sheet of the Company and its Subsidiaries on a consolidated basis as at the end of each such Fiscal Year and the related audited statements of income, cash flows and changes in shareholders’ equity for such year, accompanied by a certification of the independent certified public accountants of recognized national standing selected by the Board or an authorized committee thereof, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and shareholders’ equity for the periods covered thereby.

(b)                                 As soon as available, and in any event within 45 days after the end of each fiscal quarter (except for the last quarter of each Fiscal Year), the balance sheet of the Company and its Subsidiaries on a consolidated basis at the end of such quarter and the related statements of income, cash flows and changes in shareholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the Chief Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Section 6.02                            Other Reports.  The Company shall furnish to each Shareholder the following information:

(a)                                 As soon as available, any annual reports, quarterly reports and other periodic reports (without exhibits) that the Company is required by Applicable Law or pursuant to the terms of any its outstanding indebtedness to prepare.

(b)                                 (i) Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current Fiscal Year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the oil and gas properties of the Company and its Subsidiaries (the “Oil and Gas Properties”), and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, and (ii) within 30 days after the end of each month, a report setting forth, for each calendar month during the fiscal year to date, the volume of production and sales attributable to production on a well by well basis for each such calendar month from the Oil and Gas Properties in Alaska.

(c)                                  On the tenth Business Day of each calendar month, a six-month forecast of cash flows of the Company its Subsidiaries on a monthly basis, commencing with the first calendar month following the date on which such forecast is delivered, in form and substance reasonably satisfactory to the Board.

(d)                                 On the tenth Business Day of each calendar month, a report detailing the accounts payable and accounts payable agings of the Company and its Subsidiaries as of the last day of the preceding calendar month, in form and substance reasonably satisfactory to the Board.

(e)                                  On or before the end of each Fiscal Year, an updated appraisal of all hard assets of the Company and its Subsidiaries, in form and substance reasonably satisfactory to the Board, from Hadco International Inc. or another appraiser selected by management of the Company and reasonably acceptable to the Board.

Section 6.03                            Inspection Rights.

(a)                                 The Company shall, and shall cause its officers, Directors and employees to, afford each Shareholder that owns at least 5% of the Company’s outstanding Common Stock and the Representatives of each such Shareholder, (i) during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) the opportunity to consult with the Company’s officers from time to time regarding the Company’s affairs, finances and accounts as each such Shareholder may reasonably request upon reasonable notice.

(b)                                 The right set forth in Section 6.03(a) above shall not and is not intended to limit any rights which the Shareholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.01                            Representations and Warranties.  Each Shareholder, severally and not jointly, represents and warrants to the Company and each other Shareholder that:

(a)                                 Such Shareholder is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable.

(b)                                 Such Shareholder has full entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of such Shareholder. Such Shareholder has duly executed and delivered this Agreement.

(c)                                  This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d)                                 The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Shareholder is a party.

(e)                                  Except for this Agreement, such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with the Company or any other holder of Common Stock).

ARTICLE VIII
TERM AND TERMINATION

Section 8.01                            Termination. This Agreement shall terminate upon the earliest of:

(a)                                 the consummation of the Initial Public Offering;

(b)                                 the consummation of a merger or other business combination involving the Company whereby the Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(c)                                  the date on which none of the Shareholders holds any Common Stock;

(d)                                 the dissolution, liquidation, or winding up of the Company; or

(e)                                  upon the unanimous agreement of the Shareholders.

Section 8.02                            Effect of Termination.

(a)                                 The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not affect:

(i)                                     the existence of the Company;

(ii)                                  the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii)                               the rights which any Shareholder may have by operation of law as a shareholder of the Company; or

(iv)                              the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b)                                 The following provisions shall survive the termination of this Agreement: this Section 8.02 and Article IX, Section 5.03, Section 10.03, Section 10.11, Section 10.12 and Section 10.13.

ARTICLE IX
REGISTRATION RIGHTS

Section 9.01                            Piggyback Rights.

(a)                                 Subject to the terms and conditions hereof, whenever the Company proposes to register any shares of Common Stock under the Securities Act (x) for the Initial Public Offering or (y) thereafter in any underwritten primary offering of Common Stock for cash (other than a registration by the Company pursuant to Section 9.02) (a “Piggyback Registration”), the Company shall give each Initial Shareholder prompt written notice thereof (but not less than 15 Business Days prior to the filing by the Company with the SEC of any registration statement with respect thereto).  Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of shares of Common Stock proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such shares.  Upon the written request of any Initial Shareholder (a “Piggyback Seller”) (which written request shall specify the number of shares of Common Stock then presently intended to be disposed of by such Piggyback Seller) given within ten calendar days after such Piggyback Notice is received by such Piggyback Seller, the Company, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts to cause all such shares of Common Stock held by Piggyback Sellers with respect to which the Company has received such written requests for inclusion to be included in such Piggyback Registration and on the same terms and conditions as the shares of Common Stock to be registered for the account of the Company.

(b)                                 If, in connection with a Piggyback Registration, any managing underwriter advises the Company in writing that, in its reasonable opinion, the inclusion of all the shares of Common Stock sought to be included in such Piggyback Registration by (i) the Company, (ii) the Piggyback Sellers and (iii) any other proposed sellers of shares of Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the marketability of the shares sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such shares as the Company is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority:

(i)                                     first, such number of shares to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined;

(ii)                                  second, shares of Piggyback Sellers, pro rata on the basis of the number of shares proposed to be sold by such Piggyback Sellers; and

(iii)                               third, shares proposed to be sold by any Other Proposed Sellers.

(c)                                  As a condition to including its shares in a Piggyback Registration, each Piggyback Seller shall accept the terms of the underwriting as agreed upon in good faith between the Company and the underwriters selected by the Company.

(d)                                 If, at any time after delivering a Piggyback Notice and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Common Stock, the Company may, at its election, give written notice of such determination to each Piggyback Seller within five calendar days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that Demand Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 9.02.

Section 9.02                            Demand Rights.

(a)                                 At any time after the 180th day following the initial closing of the Initial Public Offering, any Initial Shareholder that constitutes a Demand Shareholder (a “Requesting Shareholder”) shall be entitled to make a single written request of the Company (a “Demand”) for registration under the Securities Act of the Requesting Shareholder’s shares of Common Stock (a “Demand Registration”). Thereupon the Company shall, subject to the terms of this Agreement, use reasonable commercial efforts to effect the registration as promptly as practicable under the Securities Act of:

(i)                                     the shares of Common Stock which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand; and

(ii)                                  any shares of Common Stock which the Company may elect to register in connection with any offering pursuant to this Section 9.02, but subject to Section 9.02(f);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the shares of Common Stock to be so registered.

(b)                                 A Demand shall specify: (i) the approximate aggregate number of shares of Common Stock requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Requesting Shareholder (or Requesting Shareholders).  The Company shall include in the Demand Registration all shares of Common Stock specified in such Demand, subject to Section 9.02(f).

(c)                                  A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least 120 calendar days (or (x) such shorter period in which all shares of Common Stock included in such Demand Registration have actually been sold thereunder or (y) such longer period as counsel for the underwriters advises is required by law in connection with sales thereunder), (ii) if, after it has become effective, such Demand Registration becomes subject prior to 120 calendar days after effectiveness to any stop order, injunction or other order or requirement of the SEC or other Governmental Authority or court for any reason or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration, if applicable, are not satisfied, other than by reason of any act or omission in breach of such purchase agreement or underwriting agreement, as applicable, by such Requesting Shareholders.

(d)                                 Demand Registrations shall be on such appropriate registration form of the SEC as shall be selected by the Requesting Shareholders and shall be reasonably acceptable to the Company.

(e)                                  The Company shall be entitled to postpone (upon written notice to all Demand Shareholders) the filing or the effectiveness of a registration statement for any Demand Registration (i) if, in the Company’s good faith reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because audited or pro forma financial statements that are required by the Securities Act to be included in such registration statement are then unavailable, until such time as such financial statements are available, provided that the Company shall use its reasonable best efforts to complete, obtain or otherwise make available such financial statements as promptly as practicable or (ii) once for up to 90 days if such filing would, in the judgment of the Company, have an adverse effect on the Company or its business plan.

(f)                                   If, in connection with a Demand Registration that involves an underwritten offering, any managing underwriter advises the Company in writing that, in its reasonable opinion, the inclusion of all the shares of Common Stock sought to be included in such Demand Registration by (i) the Demand Shareholders, (ii) any Other Proposed Sellers and (iii) the Company would adversely affect the marketability of the shares sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Demand Registration only such shares as such underwriter advises can be sold without such an effect, as follows and in the following order of priority:

(i)                                     first, shares of Demand Shareholders, pro rata on the basis of the number of shares proposed to be sold by such Demand Shareholders;

(ii)                                  second, shares proposed to be sold by any Other Proposed Sellers; and

(iii)                               third, such number of shares proposed to be sold by the Company.

(g)                                  Any time that a Demand Registration involves an underwritten offering, the Requesting Shareholders and representatives of the executive officers of the Company shall jointly participate in the process of selecting the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to such underwritten offering; provided, that notwithstanding the foregoing, the Requesting Shareholders representing a majority of the shares of Common Stock proposed to be included in the Demand Registration shall in their sole discretion make such ultimate selection, and shall have ultimate control and discretion over what process, if any, shall be used in such selection.

Section 9.03                            Withdrawal Rights.  Any Initial Shareholder having notified or directed the Company to include any or all of its shares of Common Stock in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement.  In the event of any such withdrawal, the Company shall not include such shares in the applicable registration and such Initial Shareholder shall continue to have such registration rights pursuant to this Article IX with respect to such shares.  No such withdrawal shall affect the obligations of the Company with respect to the shares not so withdrawn.

Section 9.04                            Registration Expenses.  All expenses incident to the Company’s performance of, or compliance with, its obligations under this Article IX, including all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all fees and expenses associated with filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in the rules of FINRA), all fees and expenses of compliance with securities and “blue sky” laws, all printing (including expenses of printing certificates for the shares of Common Stock in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of shares being registered) and copying expenses, all messenger and delivery expenses, all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions) and fees and expenses of one firm of counsel to the Initial Shareholders selling in such registration (the “Registration Shareholders”) (which firm shall be selected by the Registration Shareholders that hold a majority of the shares included in such registration) (collectively, the “Registration Expenses”) shall be borne by the Company, regardless of whether a registration is effected.  The Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the shares to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded.  Each Registration Shareholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Registration Shareholder’s shares pursuant to any registration.

Section 9.05                            Registration Indemnification.

(a)                                 The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Registration Shareholder and its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Registration Shareholder or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) caused by, resulting from or relating to (i) violations of any applicable securities law by the Company in connection with any registration or offering undertaken pursuant to the terms of this Article IX (except to the extent any such violations were caused by actions or inactions of such Registration Shareholder in such registration or offering) or (ii) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or free writing prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by such Registration Shareholder expressly for use therein.  In connection with an underwritten offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall also indemnify such underwriters to the extent customarily provided.  Reimbursements payable pursuant to the indemnification contemplated by this Section 9.05(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b)                                 In connection with any registration statement in which a Shareholder is participating, each such Registration Shareholder will furnish to the Company in writing information regarding such Registration Shareholder’s ownership of Common Stock and its intended method of distribution thereof and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its Affiliates and their respective directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other indemnified Person against all Losses caused by any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or free writing prospectus or any amendment or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by such Registration Shareholder expressly for use therein. Notwithstanding the foregoing, no Registration Shareholder shall be liable to the Company for amounts in excess of the net amount received by such holder in the offering giving rise to such liability.

(c)                                  Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d)                                 In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel).  An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (such consent not to be unreasonably withheld).  The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence).  No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement (i) does not include an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action or claim, (ii) includes any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of an indemnified party, or (iii) imposes any obligation on the indemnified party).

(e)                                  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the termination of this Agreement.

(f)                                   If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons.  In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances.  It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.  Notwithstanding the foregoing, no Registration Shareholder or Transferee thereof shall be required to make a contribution in excess of the net amount received by such holder from its sale of shares of Common Stock in connection with the offering that gave rise to the contribution obligation.

Section 9.06                            Miscellaneous.

(a)                                 Notwithstanding any earlier termination of this Agreement, each Initial Shareholder’s registration rights hereunder shall remain in effect until the first to occur of (i) the expiration of three years after the Initial Public Offering, and (ii) the date such Shareholder may sell its Shares without complying with the provisions of Rule 144 under the Securities Act.

(b)                                 The registration rights hereunder are personal to each Initial Shareholder and shall not be transferable other than in connection with a Transfer of shares of Common Stock to such Initial Shareholder’s Affiliates.

ARTICLE X
MISCELLANEOUS

Section 10.01                     Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

Section 10.02                     Release of Liability.  In the event any Shareholder shall Transfer all of the Common Stock held by such Shareholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Shareholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 10.03                     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	1001 Louisiana St., Suite 3100
Houston, Texas 77002
Email: pelliott@millerenergyresources.com
Attention: Phil Elliott, Chief Financial Officer

with a copy to (which shall not constitute notice):

Andrews Kurth LLP
600 Travis St., Suite 4200
Houston, Texas 77001
Facsimile: (713) 238-7329
Email: jeffbutler@andrewskurth.com
Attention: Jeff Butler

If to a Shareholder, to the address specified on the applicable signature page hereto or to the applicable Joinder Agreement.

Section 10.04                     Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05                     Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06                     Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07                     Entire Agreement.  This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Shareholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 10.08                     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.09                     No Third-party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10                     Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11                     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Tennessee.

Section 10.12                     Dispute Resolution.

(a)                                 Subject to Section 10.13, any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any breach, termination or validity thereof (a “Dispute”) shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York.

(b)                                 The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (a “Request”). The other party (the “Respondent”) shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30 day period, the arbitrator named in the Request shall decide the Dispute as the sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent’s arbitrator. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel.

(c)                                  The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorney’s fees and disbursements. Judgment upon award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

Section 10.13                     Equitable Remedies.  Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney’s fees and expenses.

Section 10.14                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

By:	/s/ Carl F. Giesler Jr.
Name:	Carl F. Giesler Jr.
Title:	Chief Executive Officer

APOLLO INVESTMENT CORPORATION

By:	/s/ Joseph Glatt
Name: Joseph Glatt
Title: Chief Legal Officer, Secretary and Vice President

Address for notices:
9 West 57th Street, 37th Floor
New York, New York 10019
Facsimile: (646) 417-6678
Email: dvogel@apolloic.com
Attention: Dan Vogel and Joseph Glatt

HIGHBRIDGE SPECIALTY LOAN SECTOR D INVESTMENT FUND, L.P.

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

HIGHBRIDGE PRINCIPAL STRATEGIES - SPECIALTY LOAN INSTITUTIONAL FUND III, L.P.

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

HIGHBRIDGE PRINCIPAL STRATEGIES - NDT SENIOR LOAN FUND, L.P.

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

HIGHBRIDGE SPECIALTY LOAN INSTITUTIONAL HOLDINGS LIMITED

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

2

LINCOLN INVESTMENT SOLUTIONS, INC.

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

HIGHBRIDGE PRINCIPAL STRATEGIES - SPECIALTY LOAN FUND III, L.P.

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

3

HIGHBRIDGE PRINCIPAL STRATEGIES - SPECIALTY LOAN VG FUND, L.P.

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

HIGHBRIDGE AIGUILLES ROUGES SECTOR A INVESTMENT FUND, L.P.

By Highbridge Principal Strategies, LLC, as investment manager

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Address for notices:
40 West 57th Street, 33rd Floor
New York, NY 10019
Facsimile: (212) 977-1435
Email: Timothy.Donnelly@highbridge.com
Attention: Timothy Donnelly

4

EXHIBIT A

JOINDER AGREEMENT

Reference is hereby made to the Shareholders Agreement, dated as of [•], 2016 (the “Shareholders Agreement”), among MILLER ENERGY RESOURCES, INC., a Tennessee corporation (the “Company”), and the Shareholders party thereto. Pursuant to and in accordance with Section 3.01(d) of the Shareholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Shareholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders Agreement as though an original party thereto and shall be deemed to be a Shareholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of [DATE].

[TRANSFEREE SHAREHOLDER]

By:
Name:
Title:

EXHIBIT B

Form of Annual Business Plan and Budget

Consolidated Income Statement

($MM unless otherwise noted)	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget	Budget
	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC
Production:
Crude Oil Production (bbls)
Natural Gas Production (mcf)
Working Interest Production (Boe)

Reference Oil Price ($/Bbl) - ANS
Average Realized Oil Price ($/Bbl)
Net Revenues ($MM):
Crude Oil Revenues
Natural Gas Revenues
Total Revenues

Lease Operating Costs
Transportation Expense
Exploration /Delay Rentals
Total Operating Expense

General and Administrative:
Personnel
Professional Fees, Office & Other
Bonus
State Cash Tax Credits*
Total General + Administrative
Costs Related to Bankruptcy Incl. D&O
Total Expenses

EBITDA
Interest Expense
DD&A
Income Taxes
Taxable Income
Book State Income Tax
Book Federal Income Tax
Net Income

Revolver Balance